Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-21142 on Form S-8 of our reports (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the restatement to reflect the Semiconductor Equipment Group as a discontinued operation) dated February 5, 1999 (October 29, 1999 as to Note 12 of the Consolidated Financial Statements) appearing in this report on Form 10-K/A of Watkins-Johnson Company for the year ended December 31, 1998.

Deloitte & Touche LLP
San Jose, California
October 29, 1999